EXHIBIT 99.1

Media Release

First Solar Signs Definitive Agreements to Sell Japan Project Development and O&M Platforms to PAG Real Assets

TEMPE, Ariz., and TOKYO, Japan, May 16, 2022 – First Solar, Inc. (Nasdaq: FSLR) today announced that it has entered into definitive agreements with funds managed by PAG Real Assets (PAG), pursuant to which PAG will acquire from First Solar its 293 megawatts (MW)DC utility-scale solar project development platform, and a solar operations and maintenance (O&M) platform with approximately 665 MWDC under management, in Japan. The transaction is expected to close in the second quarter of 2022 for the project development platform and the second half of 2022 for the O&M platform, in each case after obtaining regulatory approvals, the receipt of third-party consents and satisfying other customary closing conditions.

PAG is a leading Asia Pacific-focused private investment manager with more than $50 billion in assets under management. Subject to closing of the project development platform acquisition, PAG is expected to add First Solar’s project development platform to its existing portfolio of solar farms in Japan, creating one of Japan’s largest renewable operators with over 600 MWDC of capacity. In 2021, PAG acquired two projects under development by First Solar in Japan with a total capacity of 50 MWDC. Upon each respective closing, the majority of First Solar project development and O&M employees in Japan will join PAG.

Jon-Paul Toppino, executive director and president of PAG, said, “First Solar has an unmatched reputation in this region and we are pleased to have such an experienced, professional team join the PAG family. This transaction further positions PAG as a leading player in renewable energy in Japan and will serve as a key building block for our future investment in the sector.”

“PAG’s commitments to integrity, transparency and sustainability, and its experience managing and operating a wide range of assets, make it the ideal acquirer of our industry-leading platforms in Japan,” said Mark Widmar, chief executive officer, First Solar. “The sale of these platforms marks the completion of First Solar’s strategic shift to focus on developing, scaling, and selling our advanced module technology.”

First Solar is the only US-headquartered company among the world’s ten largest solar manufacturers. The company is building two new manufacturing facilities in the United States and India, which will double its nameplate manufacturing capacity to 16 gigawatts (GW)DC in 2024.

About PAG

PAG is a leading alternative investment firm focused on APAC with three core strategies: Credit & Markets, Private Equity, and Real Assets. Founded in 1997 as Secured Capital Japan, PAG Real Assets has invested $32 billion across more than 7,000 properties across the Asia-Pacific region. PAG manages capital on behalf of nearly 300 institutional fund investors, including some of the most sophisticated global asset allocators. As of 31 December 2021, PAG had 293 investment professionals in 12 key offices globally. PAG has more than $50 billion in assets under management. For more information, please visit www.pag.com.

www.firstsolar.com

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This press release contains various “forward-looking statements” which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning (1) First Solar’s entry into definitive agreements to sell a project development platform of approximately 293 MWDC, as well as an O&M platform of approximately 665 MWDC under management, in Japan, which is subject to the closing of the platforms’ acquisition, and (2) First Solar’s plans to establish new factories in the United States and India and the Company’s expected resulting nameplate capacity in 2024. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on First Solar’s current expectations and First Solar’s projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. First Solar undertakes no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause First Solar’s actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the expected timing and likelihood of completion of the transactions; the timing, receipt and terms and conditions of any third-party consent or governmental approvals required in respect of the transactions referred to herein that could cause the parties to abandon one or more of such transactions; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements referred to herein; the risk that the parties may not be able to satisfy the conditions to one or more of such transactions in a timely manner or at all; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Media                    First Solar Investor Relations
media@firstsolar.com                    investor@firstsolar.com

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